Exhibit 10.23
Rio Vista GP LLC
Chairman Services Agreement
This CHAIRMAN SERVICES AGREEMENT (this “Agreement”) is entered into on March ___, 2007, with an effective date of January 1, 2007 (the “Effective Date”), by and between Rio Vista GP LLC, a Delaware limited liability company (the “Company”), and                                          an individual residing in the State of                      (“Chairman”). The Company and Chairman are each a “party” and together are the “parties” to this Agreement.
WHEREAS, Chairman is to serve as chairman and as a member of the Board of Managers of the Company and the Company desires to compensate Chairman for his service (“Board Services”) as chairman and manager and for his service (“Committee Services”) as a member of such committees of the Board of Managers of the Company as the board may determine from time to time.
NOW THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Services to be Provided. The Company hereby engages Chairman to provide, and Chairman hereby agrees to provide to the Company, the Board Services and the Committee Services during the Term (as defined below).
2. Chairman Compensation.
a. As compensation for serving as chairman, manager and board committee member, the Company shall pay to Chairman an annual fee of Twenty-Five Thousand Dollars (US $25,000.00) (the “Chairman Fee") and shall grant an annual option (the “Chairman Option”) to purchase Six Thousand Two Hundred Fifty (6,250) common units of Rio Vista Energy Partners L.P. (the “Partnership”), providing Chairman the right, but not the obligation, to buy such units at an exercise price equal to not less than one hundred percent (100%) of the fair market value of such units on the day of the grant, for a period of not more than five (5) years. Fair market value shall be determined in accordance with the equity plan under which the Chairman Option is granted and otherwise in accordance with applicable law and regulation. In lieu of determining the number of units subject to the Chairman Option based on a fixed number of units, the Board of Managers may, in its sole discretion, grant the Chairman Option based on a fixed dollar valuation of the option itself, such value determined in accordance with the Company’s usual accounting procedures. As a condition to the exercise of the Chairman Option, the Board of Managers may, in its sole discretion, impose a condition of continued services for a period of not more than one (1) year following the date of grant.
b. As compensation for performance of additional Board Services and Committee Services, the Company shall pay to Chairman an additional fee of One Thousand Two Hundred Fifty Dollars (US $1,250.00) per Working Day (the “Additional Fees”) except as otherwise set forth herein. “Working Day” means a calendar day during which Chairman provides significant Board Services or Committee Services to the Company, including without limitation the attendance of meetings of the Board of Managers and any committees of the Board of Managers, and specifically including days spent solely or primarily in travel to or from locations at which Chairman provides Board Services or Committee Services. Chairman shall not receive any Additional Fees for preparing for and attending on an annual basis four (4) quarterly meetings of the Board of Managers, four (4) quarterly meetings of any committee of the Board of Managers of which Chairman is a member, one (1) annual meeting of the members of the Company, and one (1) annual meeting of unitholders of the Partnership, if any. Each payment of Additional Fees is subject to review and approval by the Board of Managers. No Additional Fees shall be paid to Chairman if, under any applicable law, regulation or rule, such payment would disqualify Chairman from membership on the Board of Managers or any board committee on which Chairman serves.

3. Payment of Fees.
a. The Chairman Fee shall be paid in equal quarterly installments beginning January 1, 2007. The Chairman Fee shall be pro-rated for any period of less than one full year of Board Services.
b. The Chairman Option shall be granted on the date of the first quarterly meeting of the Board of Managers in each year beginning January 1, 2007, unless otherwise determined by the Board of Managers.
c. The Additional Fees shall be payable within thirty (30) days following receipt from Chairman of a written statement setting forth the specific dates during which Chairman provided the additional Board Services or Committee Services and reasonable detail regarding the nature of such services; provided, however, that the Company shall not be required to pay Additional Fees more frequently than once per calendar quarter, and that the Company shall be entitled to defer payment accordingly on any services set forth in a services statement.
4. Insurance. As additional consideration for Chairman agreement to serve as chairman and manager of the Company, the Company agrees to provide, and maintain thereafter, a directors’ and officers’ insurance policy with an aggregate coverage limit of at least $5 million dollars with an insurance carrier having at least an A.M. Best rating of “A” or its equivalent.
5. Reimbursable Expenses. Chairman shall be entitled to reimbursement for reasonable expenses incurred by or on behalf of Chairman for the benefit of the Company and attributable to the Board Services or the Committee Services that are documented in accordance with Company’s expense reimbursement policies. The reimbursement payment for any such expense shall be due and payable within thirty (30) days following the receipt by the Company of a written notice from Chairman of the date and nature of such expense and reasonable evidence (consistent with the requirements of taxation or other governmental regulations applicable to the Company) of such expense.
6. Indemnification. In addition to the other remedies specified hereunder, the Company agrees to hold harmless, defend and indemnify Chairman in connection with his service as chairman, manager and board committee member in accordance with the Company’s Certificate of Formation and Limited Liability Company Agreement, the laws of the State of Delaware and any written indemnification agreement with Chairman.
7. Independent Contractor. Chairman and the Company hereby acknowledge that Chairman is and will continue to be an independent contractor. There shall be no tax withholdings taken from any Chairman Fee or Additional Fees paid to Chairman pursuant to this Agreement (including, without limitation, FICA, state and federal unemployment compensation contributions, and state and federal income taxes), and Chairman shall pay, when and as due, any and all taxes incurred as a result of his compensation pursuant to this Agreement.
8. Duties and Conflicts. The Company and Chairman recognize that Chairman has other business interests, activities and investments, and that Chairman is entitled to carry on such other business interests, activities and investments during the Term in a manner consistent with the fiduciary duties of Chairman as chairman, manager and board committee member and subject to the Company’s Certificate of Formation, Limited Liability Company Agreement and Code of Business Conduct, the Partnership’s Certificate of Limited Partnership and Agreement of Limited Partnership, and the laws of the State of Delaware. Chairman hereby acknowledges receipt of, and agrees to comply with, all provisions of the Company’s Code of Business Conduct and Section 16 Compliance Program.

9. Confidential Information and Insider Trading. Chairman agrees to maintain the confidentiality of all non-public information obtained by him in connection with his services as chairman, manager and board committee member, except when disclosure is authorized by the Board of Managers or required by laws or regulations. Confidential information includes all non-public information regarding the Company, the Partnership and their affiliates, and information that third parties have entrusted to the Company, the Partnership or its affiliates in confidence. The obligation to preserve confidential information continues after service as chairman, manager or board committee member ends. Chairman agrees not to use or share confidential information for securities trading purposes or for any other purpose except the conduct of the Company’s business. The use of confidential information for personal financial benefit, or for the benefit of others who might make an investment decision on the basis of such information, is illegal and is a violation of the Company’s Code of Business Conduct.
10. Effective Date, Term and Termination. This Agreement shall take effect on the Effective Date, and shall continue in effect until Chairman ceases to hold office as chairman (the "Term”). Notwithstanding the foregoing, this Agreement shall automatically terminate if Chairman becomes an employee of the Company, the Partnership or their affiliates. Either party may terminate this Agreement at any time, effective upon written notice to the other party. Notwithstanding anything to the contrary in this Agreement, the obligations of Chairman under this Agreement with respect to confidential information and insider trading shall survive the expiration or termination of this Agreement.
11. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, discussions, and/or commitments of any kind with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement of the parties. Notwithstanding any other provision of this Agreement, the services of Chairman as chairman, manager and board committee member shall in all respects be subject to, and the provisions of this Agreement shall be subordinate to, the Company’s Certificate of Formation, Limited Liability Company Agreement and Code of Business Conduct, the Partnership’s Certificate of Limited Partnership and Agreement of Limited Partnership, and the laws of the State of Delaware.
12. No Assignment or Waiver. This Agreement is personal in nature and may not be assigned, sold, pledged as security or otherwise transferred by Chairman, nor may any provision hereof be waived by either party without the prior written consent of the other party.
13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Delaware.
14. Notices. All notices given hereunder shall be considered as properly given when delivered by hand or sent by nationally recognized overnight courier to the parties at the following addresses:
If to the Company:
Rio Vista GP LLC
Attn: Chief Executive Officer
820 Gessner Road, Suite 1285
Houston, Texas 77024

If to Chairman:

Each party shall have the right to change its address for notice by giving of fifteen (15) days prior written notice thereof to the other party hereto.
15. Captions. The captions of the sections herein are for convenience of reference only and shall be accorded no substantive significance in the construction hereof.
16. Binding Effect. This Agreement shall be binding upon and inure the benefit of Chairman, the Company and their respective successors and assigns, including a successor by merger of the Company.
17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. Facsimile signatures shall have the same legal effect as original signatures.
18. Authorization. The Company hereby represents that it has received and has become duly authorized by all necessary corporate action on behalf of such entity, including but not limited to the proper approval by the Board of Managers, and that the execution of this Agreement shall constitute a legal, valid and binding obligation of the Company in accordance with its terms. Chairman hereby represents that the execution of this Agreement shall constitute a legal, valid and binding obligation of Chairman in accordance with its terms.
19. Severability. If any of the terms and conditions of this Agreement is held by any court of competent jurisdiction to contravene, or to be invalid under, any applicable law or regulation, that contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as reformed to the extent necessary to render valid the particular provision or provisions held to be invalid, consistent with the original intent of that provision and the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect as reformed.
20. Arbitration. Any controversy or claim arising out of or relating to this Agreement (other than claims for preliminary injunctive relief) shall be settled by binding arbitration in Houston, Texas or Los Angeles, California (at the election of the party commencing the action) in accordance with the Commercial Rules of the American Arbitration Association then in effect, and judgment upon an award rendered in such arbitration may be entered in any court having jurisdiction thereof.
BOTH PARTIES HAVE READ AND UNDERSTAND THIS SECTION 20, WHICH DISCUSSES ARBITRATION. THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.
{Signatures on following page}

IN WITNESS WHEREOF, the parties have duly executed this CHAIRMAN SERVICES
AGREEMENT, intending to be legally bound hereby, as of the Effective Date first set forth above.

“The Company”	“Chairman”

Rio Vista GP LLC

By:

Print Name:	Print Name:

Title:

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